UNITED STATES

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COMVERSE TECHNOLOGY, INC.
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October 17, 2011

Dear Shareholders,

You may be aware of a letter from Cadian Capital Management, LLC (“Cadian”), dated October 17, 2011, which urges you to vote against certain of our director nominees at our November 16, 2011 annual meeting of shareholders.

Your Board of Directors welcomes feedback from all of the Company’s shareholders, including Cadian. We are pleased to now be in the position to hold an annual meeting and hope you will support the Company with your vote.

Comverse is now current in its periodic reporting obligations under the securities laws and relisted on Nasdaq. The Board is now in a position to not only evaluate, but also implement, if appropriate, strategic alternatives designed to enhance shareholder value. We believe that continuity of directors, with institutional knowledge of the opportunities and challenges the Company faces, is critical at this time. Consistent with that view, we urge you to re-elect all of our nominees at the annual meeting.

As to the three directors that Cadian has recommended a vote against, Raz Alon, Joseph O’Donnell and Theodore Schell, we urge you to read the biographical information for these nominees attached to this letter. I think that you will see that these directors have substantial operating and/or investment experience that makes them highly qualified to continue to serve on our Board. In addition, we note that Cadian’s letter refers to two directors who were “not included” in the Company’s slate, Richard Nottenburg and A. Alexander Porter. To be clear, these directors were nominated by the Board for re-election and, as indicated in the Company’s Current Report on Form 8-K filed on September 29, 2011, each determined not to stand for re-election for personal reasons and not as the result of any disagreement with the Company.

We look forward to seeing you on November 16th.

Very truly yours,

/s/ Charles J. Burdick

Chairman of the Board and

Chief Executive Officer

810 Seventh Avenue, 32nd Floor, New York, NY 10019    Telephone (212) 739 1000 Facsimile (212) 739 1001

www.cmvt.com

Raz Alon

Mr. Alon, age 49, has served as a member of our Board since December 2003, and served as our interim Chief Executive Officer from April to November 2006. Since November 2000, Mr. Alon has served as Chairman of TopView Ventures LLC, an investment firm focused on special situation investments in a broad range of industries. From 1998 to 2000, Mr. Alon served as a Director in the mergers and acquisitions department of Merrill Lynch & Co., Inc. with a focus on private equity and financial sponsor clients. From 1996 to 1998, Mr. Alon had served as a Director at SG Securities Inc., the U.S. based mergers and acquisitions and merchant banking business unit of Société Générale SA. From 1991 to 1996, Mr. Alon worked as an investment banker at Lehman Brothers Inc. Mr. Alon served as the Chairman of the Board of Directors of Ulticom, Inc. during the last five years. Mr. Alon received a B.S. in Computer Science and Engineering, magna cum laude, from the University of California, Los Angeles in 1988 and an M.B.A. from Harvard Business School in 1991. Mr. Alon is an independent director. Mr. Alon’s qualifications to serve on the Board include his investment and transactional experience at investment banking firms and as a private investor. Mr. Alon also has public company board and corporate governance experience attributable to his service as an independent director of a NASDAQ–listed company.

Joseph O’Donnell

Mr. O’Donnell, age 65, has served as a member of our Board since December 2006. From March 2008 to April 2009, Mr. O’Donnell served as the Chief Executive Officer of Inmar Inc., a provider of technology–driven logistics management solutions to retailers, wholesalers, and manufacturers in the consumer goods and healthcare markets. Mr. O’Donnell served as Chief Executive Officer, President and Chairman of the Board of Artesyn Technologies, Inc., a supplier of power conversion equipment and real–time embedded computing solutions to telecommunications equipment suppliers, from 1994 to 2006. Prior thereto, Mr. O’Donnell served as the Chief Executive Officer of Savin Corporation and as President and Chief Executive Officer of Go/Dan Industries. Mr. O’Donnell serves as a director and Chairman of the Nominating and Corporate Governance Committee of Comverge, Inc., a provider of demand management solutions to the electricity markets, and as a director and member of the Audit Committee and Nominating and Corporate Governance Committee of ModusLink Global Solutions, Inc., a provider of global supply chain business process management serving technology–based clients. Mr. O’Donnell also serves as a member of the University of Tennessee School of Business Advisory Board. In addition, Mr. O’Donnell served as a director of Parametric Technology Corporation, MTS Systems Corporation and Superior Essex Inc. during the last five years. Mr. O’Donnell holds a B.S. and M.B.A. from the University of Tennessee. Mr. O’Donnell is an independent director. Mr. O’Donnell’s qualifications to serve on the Board include his leadership and operational experience attributable to his service as a chief executive officer of several technology–related companies, including a telecommunications equipment vendor. Mr. O’Donnell also has public company board and corporate governance experience attributable to his service as a director of publicly–traded companies.

Theodore H. Schell

Mr. Schell, age 67, has served as a member of our Board since December 2006. Mr. Schell is currently a Managing Director at Associated Partners LP, a private equity firm focusing on media and telecommunications and prior to which, he held the position of Managing Director at Apax Partners where he oversaw U.S. investments in telecommunications and related technology companies. From 1989 to 2000, Mr. Schell served as Senior Vice President of Strategy and Corporate Development and as a member of the Management Committee at Sprint Corporation. From 1983 to 1988, he served as President and Chief Executive Officer of Realcom Communications Corporation, an integrated provider of voice and data services to corporate clients, which he founded. Mr. Schell also held the position of Counselor and Chief of Staff to the U.S. Secretary of Commerce where he served from 1977 to 1981. Mr. Schell is currently a member of the Board of Directors, the Audit Committee and the Strategy Committee of Clearwire Corporation, a wireless broadband networks operator. Mr. Schell also served as a director of RCN Corporation during the last five years. Mr. Schell is a graduate of the Johns Hopkins University and of the Johns Hopkins School of Advanced International Studies, and is a member of the Council of Foreign Relations. Mr. Schell is an independent director. Mr. Schell’s qualifications to serve on the Board include his leadership, industry, operational, global and investment and transactional experience attributable to his senior positions with investment firms and in companies engaged in the telecommunications and technology industries. Mr. Schell also has public company board and corporate governance experience attributable to his service as a director of publicly–traded companies.